UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):

November 15, 2010

GANNETT CO., INC.

(Exact name of registrant as specified in charter)

Delaware	1-6961	16-0442930
(State or Other Jurisdiction of Incorporation or Organization of Registrant)	(Commission File Number)	(I.R.S. Employer Identification No.)

7950 Jones Branch Drive, McLean, Virginia	22107-0910
(Address of principal executive offices)	(Zip Code)

(703) 854-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2010, Gannett Co., Inc. (the “Company”) issued a press release announcing that Paul N. Saleh had been appointed its Senior Vice President and Chief Financial Officer, effective immediately. A press release announcing the appointment of Mr. Saleh is attached hereto as Exhibit 99.1 and incorporated herein by reference.

In connection with Mr. Saleh’s appointment, the Executive Compensation Committee of the Company’s Board of Directors approved a base salary of $600,000 and a sign-on bonus of $150,000. Mr. Saleh received options to purchase 180,000 shares and 65,000 restricted stock units under the terms of the Company’s 2001 Omnibus Incentive Compensation Plan (amended and restated as of May 4, 2010), subject to the Company’s standard vesting schedule, except that these stock grants would immediately vest in full if the Company were to terminate Mr. Saleh’s employment without good cause, as defined below. As a member of the Gannett Management Committee, Mr. Saleh will be eligible to receive other benefits customarily provided to Committee members, and will be a participant in the Company’s Transitional Compensation Plan (amended as of May 4, 2010). Mr. Saleh also will be eligible to participate in the Company’s Key Executive Life Insurance Program under which, subject to completion of underwriting by the insurance carrier, the annual life insurance premium payable by Gannett on his behalf for 2011 is expected to be approximately $41,038 and his right to receive future annual premium payments will vest if his employment terminates after attaining both five years of service at Gannett and age 55.

In addition, the Company and Mr. Saleh entered into a Termination Benefits Agreement (“Termination Agreement”) attached hereto as Exhibit 99.2 and incorporated herein by reference. Under the Termination Agreement, the Company may terminate Mr. Saleh’s employment for good cause. “Good cause” means (1) an intentional misappropriation of funds or property of the Company by Mr. Saleh; (2) unreasonable and persistent neglect or refusal by Mr. Saleh to perform his duties, which he does not remedy within 30 days’ notice; (3) Mr. Saleh materially breaches the non-competition and confidentiality provisions of the Termination Agreement, which he does not remedy within 30 days’ notice; or (4) conviction of Mr. Saleh of a felony. In the event of termination of employment by the Company for good cause, Mr. Saleh would not receive any post-termination payments or benefits under the Termination Agreement.

Mr. Saleh may terminate his employment for good reason. “Good reason” means (1) Mr. Saleh is not elected or retained in his current positions (or such other senior executive position in which he may agree to serve); (2) the Company acts to materially reduce Mr. Saleh’s duties and responsibilities, and this situation is not remedied by the Company within 30 days’ notice; or (3) the Company materially breaches the Termination Agreement, which breach is not cured by the Company within 30 days’ notice. In the event of termination of employment by Mr. Saleh for good reason or by the Company without good cause, and subject to delivery by Mr. Saleh to the Company of a customary release of claims, the Company would make a cash lump sum severance payment to Mr. Saleh equal to the sum of (i) his annual base salary in effect on the termination date and (ii) the greater of (A) his most recent annual bonus as of the termination date or (B) the average of his three most recent annual bonuses as of the termination date. If Mr. Saleh is entitled to receive a change in control payment under the Transitional Compensation Plan or change in control plan then in effect, the amount determined under the prior sentence shall be offset by the amount paid to Mr. Saleh under such other plan.

Gracia C. Martore, who was appointed the Company’s President and Chief Operating Officer on February 1, 2010, and continued to serve as its Chief Financial Officer since that time, will no longer serve in that position.

Mr. Saleh is 53 years of age.

Item 9.01	Financial Statements and Exhibits

(d) Exhibit 99.1 – Press Release dated November 15, 2010.

Exhibit 99.2 – Termination Benefits Agreement dated November 15, 2010.

SIGNATURE

Pursuant to requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gannett Co., Inc.

Date: November 17, 2010	By:	/s/ Todd A. Mayman
Todd A. Mayman
Senior Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release dated November 15, 2010

99.2	Termination Benefits Agreement dated November 15, 2010